UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2013

WORLD SURVEILLANCE GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32509	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (321) 452-3545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

The Company entered into conversion agreements (the “Conversion Agreements”) with Glenn D. Estrella, the Company’s President and Chief Executive Officer, Barbara M. Johnson, the Company's Vice President, General Counsel and Secretary, W. Jeffrey Sawyers, the Company’s Chief Financial Officer, Felicia Hess, a director of the Company and the President of Lighter Than Air Systems Corp., the Company’s wholly owned subsidiary, and several employees (collectively, the "Employees"), to convert an aggregate of $624,624 of accrued cash salary into options to purchase shares of Common Stock and, in one case, shares of restricted common stock (the "Equity Conversion").  In connection with the Equity Conversion, the option price for the shares was $0.013 and, in the one case of shares being issued, the shares of Common Stock were valued at $0.013 per share. Options to purchase an aggregate of 40,355,693 shares were issued to the Employees and 7,692,308 shares of Common Stock were issued, which shares shall be restricted pursuant to the Securities Act.

No underwriting discount or commissions were paid in connection with the Equity Conversion discussed above.

The Options and Common Stock issued pursuant to the Equity Conversion were issued as restricted securities under an exemption provided by Regulation D, Rule 506, promulgated under the Securities Act, and/or Section 4(2) of the Securities Act.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

10.1 10.2	Form of Option Agreement, in connection with the Equity Conversion, dated September 25, 2013. Form of Conversion Agreement, in connection with the Equity Conversion, dated September 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Surveillance Group Inc.
(Registrant)

Date: September 30, 2013	/s/ Glenn D. Estrella
By: Glenn D. Estrella
Title: President and Chief Executive Officer